Exhibit 99.1
     Item 6 — Selected Financial Data attached hereto is being restated to correct certain inadvertent errors in the non-cash interest expense and non-cash stock based compensation rows. No other revisions or changes were made to Item 6 — Selected Financial Data.

Item 6. SELECTED FINANCIAL DATA
The selected financial data below is restated for the effects of ASC 470-20 Debt — Debt Conversion and other Options and ASC 810-10-65 Consolidation — Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51. See Note 31 of Notes to Consolidated Financial Statements included in Item 8 in the Form 8-K filed on April 7, 2010.

YEARS ENDED AUGUST 31,
(In thousands, except per share data)	2009		2008		2007		2006		2005

Statement of Operations Data
Revenue:
Manufacturing	$462,496		$665,093		$738,424		$748,818		$844,496
Refurbishment & Parts	476,164		527,466		381,670		102,471		96,665
Leasing & Services	79,465		97,520		103,734		102,534		83,061

	$1,018,125		$1,290,079		$1,223,828		$953,823		$1,024,222

Earnings (loss) from continuing operations	$(56,391)		$17,383		$20,007		$38,976		$29,822

Earnings from discontinued operations	—		—		—		62	(2)	—

Net earnings (loss) attributable to controlling interest	$(56,391	)(1)	$17,383	(1)	$20,007	(1)	$39,038		$29,822

Basic earnings (loss) per common share attributable to controlling interest:
Continuing operations	$(3.35)		$1.06		$1.25		$2.48		$1.99
Net earnings (loss)	$(3.35)		$1.06		$1.25		$2.48		$1.99
Diluted earnings (loss) per common share attributable to controlling interest:
Continuing operations	$(3.35)		$1.06		$1.24		$2.45		$1.92
Net earnings (loss)	$(3.35)		$1.06		$1.24		$2.45		$1.92
Weighted average common shares outstanding:
Basic	16,815		16,395		16,056		15,751		15,000
Diluted	16,815		16,417		16,094		15,937		15,560
Cash dividends paid per share	$.12		$.32		$.32		$.32		$.26
Balance Sheet Data
Total assets	$1,048,291		$1,256,960		$1,072,749		$877,314		$671,207
Revolving notes and notes payable	$541,190		$580,954		$476,071		$357,040		$227,088
Total equity	$232,450		$281,838		$263,588		$236,136		$176,059
Other Operating Data
New railcar units delivered	3,700		7,300		8,600		11,400		13,200
New railcar units backlog	13,400	(3)	16,200	(3)	12,100	(3)	14,700	(3)	9,600
Lease fleet:
Units managed	217,403		137,697		136,558		135,320		128,645
Units owned	8,713		8,631		8,663		9,311		9,958
Cash Flow Data
Capital expenditures:
Manufacturing	$9,109		$24,113		$20,361		$15,121		$11,759
Refurbishment & Parts	6,599		7,651		5,009		2,906		4,559
Leasing & Services	23,139		45,880		111,924		122,542		52,805

	$38,847		$77,644		$137,294		$140,569		$69,123

Proceeds from sale of equipment	$15,555		$14,598		$119,695		$28,863		$32,528

Depreciation and amortization:
Manufacturing	$11,471		$11,267		$10,762		$10,258		$10,003
Refurbishment & Parts	11,885		10,338		9,042		2,360		2,202
Leasing & Services	14,313		13,481		13,022		12,635		10,734

	$37,669		$35,086		$32,826		$25,253		$22,939

Non-cash interest expense(4)	$8,648		$5,416		$4,999		$3,168		$189
Non-cash stock based compensation	$5,062		$3,932		$3,285		$2,816		$241

(1)	2009 includes special charges net of tax of $51.0 million in goodwill impairment. 2008 includes special charges net of tax of $2.3 million related to the closure of our Canadian subsidiary. 2007 includes special charges net of tax of $13.7 million related to the impairment and closure of our Canadian subsidiary.

(2)	Consists of a reduction in loss contingency associated with the settlement of litigation relating to the logistics business that was discontinued in 1998.

(3)	2009, 2008, 2007 and 2006 backlog include 8,500 units, 8,500 units, 3,500 units and 7,250 units subject to fulfillment of certain competitive and contractual conditions. 2006 through 2009 backlog all include 400 units subject to certain cancellation provisions.

(4)	Includes loan origination fee amortization and debt discount accretion associated with warrants and convertible debt.